Exhibit 99.1

Cheniere Energy Reports Second Quarter 2008 Results

  Commitment Obtained for $250mm Financing
  Sabine Pass 2.6 Bcf/d Construction Complete
  Creole Trail Pipeline Construction Complete

HOUSTON--(BUSINESS WIRE)--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $132.3 million, or $2.81 per share (basic and diluted), for the second quarter of 2008 compared with a net loss of $41.1 million, or $0.76 per share (basic and diluted), during the corresponding period in 2007. Not including the impact of the restructuring charges in the second quarter of 2008, our net loss would have been $53.7 million.

Losses from operations were $103.5 million for the second quarter of 2008 compared to $40.2 million for the second quarter of 2007. This increase of $63.3 million primarily resulted from restructuring charges totaling $78.6 million associated with the previously announced downsizing of our natural gas marketing and corporate operations and cancellation of our two ship charters. Total charges included $17.1 million of non-cash items and $46.7 million of restricted cash items, of which $24.1 million occurred in the second quarter. LNG receiving terminal and pipeline development expenses and general and administrative expenses decreased $8.0 million and $9.6 million, respectively over the prior period due to more costs this period qualifying for capitalization.

At June 30, 2008, Cheniere held restricted cash and cash equivalents and treasury securities totaling $296.2 million of which $264.8 million was held at Cheniere Energy Partners with $69.4 million dedicated to the completion of the construction of the Sabine Pass LNG receiving terminal, $141.3 million reserved for interest payments on the Sabine Pass LNG, L.P. senior secured notes and $54.1 million as a reserve for distributions to Cheniere Partners’ common unit holders.

At June 30, 2008, Cheniere had unrestricted cash and cash equivalents of $162.6 million compared to $296.5 million at December 31, 2007. Creole Trail pipeline expenditures incurred through June 30, 2008 were $547.7 million. On a cash basis, we had spent $522.9 million through June 30, 2008 and expect to spend an additional $33.1 million of cash from July 1, 2008 until completion of the pipeline.

Strategic Options / Liquidity Update

On August 6, 2008, we accepted a commitment for $250 million of convertible security financing in order to repay the $95 million bridge loan obtained in May and to provide for additional funds for working capital and general corporate purposes. The commitment is subject to certain conditions, including regulatory approvals, completion of definitive documentation and absence of any material adverse events. We expect to complete the financing in August 2008 and will provide details of the transaction upon closing.

With this financing and our recently announced restructuring, we are confident that we will be able to conduct our business for a minimum of three years, even assuming we are wholly unsuccessful in our efforts to exploit our 2.0 Bcf/d reserved capacity at the Sabine Pass terminal and our other business initiatives.

As part of our strategic review process, we had implemented a restructuring plan aimed at reducing costs and capital requirements. Due to our restructuring efforts summarized below, we now estimate ongoing operating and general and administrative expenses at the parent level of Cheniere Energy Inc. to be $30 to $40 million on an annualized basis. Steps taken during the quarter included:

  Entering into a domestic marketing agreement for the sale of LNG with JPMorgan Ventures Energy Corporation,
  Reducing our personnel due to the downsizing of our natural gas marketing activities, and
  Terminating two LNG vessel time charter leases.

In consideration for termination of the time charters we will forfeit cash collateral that had been classified as non-current restricted cash.

Sabine Pass Terminal – Construction Complete for 2.6 Bcf/d Terminal Capacity

Subject to the completion of routine punch list items, as of June 30, 2008, we had completed construction of the initial 2.6 Bcf/d of send out capacity and 10.1 Bcf of storage capacity at the Sabine Pass receiving terminal. The terminal is operating and able to accept commercial cargoes. The commissioning process was initiated in April 2008 and is estimated to be completed in the third or fourth quarter of 2008. To date, three LNG cargoes have been obtained for the commissioning process and we expect to obtain one more cargo to complete the process. Construction for the remaining 1.4 Bcf/d was approximately 79% complete as of the end of the second quarter.

Our estimated aggregate cost to construct the Sabine Pass LNG receiving terminal is approximately $1,462 million, before operating expenses during construction, future commissioning costs, and financing costs, an increase of approximately $36 million from our estimate as of March 31, 2008 due to commissioning costs not previously budgeted. Our estimated total construction, commissioning and operating cost budget through the achievement of full operability is approximately $1,559 million. As of June 30, 2008, we incurred approximately $1,437 million of our total budget. Our remaining construction, commissioning and operating costs are anticipated to be funded from restricted cash and cash equivalents designated for construction, working capital or additional financing.

Creole Trail Pipeline – Construction Complete

As of June 30, 2008, the Creole Trail Pipeline, consisting of 94 miles of pipeline, had been placed into commercial operations. This pipeline provides 2.0 Bcf/d transmission capacity from the Sabine Pass terminal to Gillis, Louisiana. Total costs, excluding financing costs, are expected to be approximately $556 million.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc. Selected Financial Information (in thousands) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$914	$872	$2,391	$(385)
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	2,566	10,532	9,282	16,286
LNG receiving terminal and pipeline operating expenses	416	—	416	—
Exploration costs	24	14	93	372
Oil and gas production costs	114	101	207	168
Depreciation, depletion and amortization	3,333	1,513	5,617	2,589
General and administrative expenses	19,364	28,936	50,043	50,197
Restructuring charges	78,564	—	78,564	—
Total operating costs and expenses	104,381	41,096	144,222	69,612

Loss from operations	(103,467)	(40,224)	(141,831)	(69,997)

Derivative loss	(11,536)	—	(12,366)	—
Loss from equity method investments	(3,000)	—	(4,800)	—
Interest expense, net	(21,402)	(25,930)	(41,251)	(52,356)
Interest income	4,801	24,120	14,405	45,703
Other income (expense)	(34)	(184)	(71)	(183)
Income tax benefit	—	—	—	—
Minority interest	2,305	1,099	3,670	1,158
Net loss	$(132,333)	$(41,119)	$(182,244)	$(75,675)

Net loss per common share—basic and diluted	$(2.81)	$(0.76)	$(3.87)	$(1.38)

Weighted average number of common shares outstanding—basic and diluted	47,129	54,391	47,053	54,640

Cheniere Energy, Inc. Selected Financial Information (in thousands) (1)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Cash and Cash Equivalents	$162,615	$296,530
Restricted Cash and Cash Equivalents	192,302	228,085
Other Current Assets	74,754	75,997
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	103,922	542,148
Property, Plant and Equipment, Net	2,074,380	1,645,112
Debt Issuance Costs, Net	51,496	44,005
Goodwill	76,844	76,844
LNG Held for Commissioning	65,416	—
Other Assets	30,612	53,578
Total Assets	$2,832,341	$2,962,299

Current Liabilities	$136,370	$173,101
Long-Term Debt	2,852,000	2,757,000
Deferred Revenue	40,000	40,000
Other Liabilities	6,015	8,637
Minority Interest	268,809	285,675
Stockholders’ (Deficit) Equity	(470,853)	(302,114)
Total Liabilities and Stockholders’ (Deficit) Equity	$2,832,341	$2,962,299
(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission.

CONTACT:
Cheniere Energy, Inc., Houston
Investors/Media:
Christina Cavarretta, 713-375-5100